MEMORANDUM OF UNDERSTANDING

THIS MEMORANDUM OF UNDERSTANDING ("MOU") is by and among MAGELLAN GOLD CORPORATION, a Nevada corporation or a wholly-owned entity to be formed and organized for the purpose of being the party to this MOU or the Transaction Documents, as defined below ("Magellan"), and ROSE PETROLEUM, plc and its wholly-owned subsidiary MINERALES VANE S.A. de C.V. (“VANE”) (collectively “Rose”).  Magellan and Rose may each be referred to as a “Party” and together the “Parties.”

EXPLANATORY STATEMENT:

Magellan and Rose have been engaged in extensive negotiations to pursue common interests by Magellan purchasing and Rose selling its interest in the VANE’s SDA Mill (the “Mill”) located in the State of Nayarit, Mexico and associated Assets (as defined below) (the “Transaction”). The agreements set forth in this MOU set forth the intentions of the Parties and are qualified to the extent further definitive agreements (“Transaction Documents”) are executed by the Parties.

UNDERSTANDING:

The undersigned are in substantial agreement with respect to the following:

1.

Sale of Assets.  The primary objective is for Magellan to purchase from VANE the tangible and intangible assets, including, without limitation, all real and personal property, contracts, supply agreements, permits, inventories, accounts receivable, furniture, fixtures, equipment, machinery, licenses, leasehold interests, water rights, power rights, software, domain names, trademarks, trade names, performance and other bonds, security and other deposits, advances, prepaid credits, and trade accounts which comprise or are used in connection with the Mill (the “Assets”).

2.

Assumption of Liabilities.   Magellan will assume no liabilities related to the Assets except for the inherent operating, reclamation, and regulatory liabilities effective upon Magellan taking control of the Assets at closing and releasing VANE of these liabilities and those accounts and trade payables expressly agreed to. Magellan shall determine which current employees of the Mill will be retained and, subject to such obligations and liabilities being determined to VANE’s reasonable satisfaction, VANE shall be responsible for redundancy obligations to employees.

3.

Alternative Transaction Structure.   Based upon discussions between the Parties, in order to facilitate and expedite a closing, the Parties will explore restructuring the Transaction to involve (i) VANE reorganizing by splitting off all operations and assets not involving the Assets to a separate entity and (ii) Magellan purchasing all of the issued and outstanding VANE securities owned by Rose. The Transaction, structured as a stock purchase rather than an asset purchase, may also involve Magellan purchasing the entity which provides the labor at the Mill. The Parties agree to act in good faith to resolve the Transaction structure in a manner to address the interests of both Parties.

4.

Purchase Price.   The Purchase Price for the Assets shall be US$1.5 million (“Purchase Price”), payable $1.0 million in cash and $500,000 in restricted shares of Magellan common stock valued at the price most recently paid in an arm’s length financing.

5.

Option.  Upon the execution of this MOU, Rose shall be deemed to have granted to Magellan an exclusive option (“Option”) exercisable for a period of 90 days from the date hereof (the “Option Period”) to purchase the Assets subject to the terms and conditions set forth herein. In consideration of the Option, Magellan shall pay to Rose the amount of $50,000 as a non-refundable Option payment (“Option Payment”).  Magellan shall have the right to extend the Option Period for an additional 60 days (“Option Extension Period”) in consideration of an additional $100,000 payment (“Option Extension Payment”).  To the extent received by Rose, the Option Extension Payment shall be credited against the Purchase Price at closing. At the conclusion of the Option Extension Period (assuming the Option Extension Payment has been paid), Magellan must have at least $900,000 in an escrow account whose use is restricted to consummating the Asset Purchase Agreement (the “Closing Escrow”). If closing does not occur due to VANE’s failure to perform its obligations necessary for closing to occur, then the Option Extension Payment shall be returned to Magellan.

6.

Due Diligence. Subject to the confidentiality undertakings set out in paragraph 12, below, after this MOU has been executed, Rose shall permit or use its reasonable endeavors to procure, upon reasonable advance notice, Magellan and its agents, legal counsel, accountants and other advisors and representatives engaged for the purposes of the Transaction to: (a) have reasonable access during normal business hours to all properties, inventory and equipment of the Mill; (b) inspect and make copies of any and all documents and records of the Mill including without limitation all journals, ledgers, personnel records, contracts, leases, licenses and all other records, regardless of kind or character, as Magellan shall from time to time reasonably request for the purposes of the Transaction; (c) review the books and records of the Mill; and (d) conduct such other due diligence as Magellan, its counsel or other advisors and representatives may reasonably deem advisable for the purposes of the Transaction.  Further, Magellan may require confirmatory discussions with major customers of the Mill, but such discussions would take place only after the substantial completion of other confirmatory due diligence and with Rose’s advance consent.

7.

Conduct of the Business.  Until the earlier of termination of this MOU or the end of the Exclusivity Period Rose shall maintain the Mill’s customers, assets, suppliers, licenses and operations as an ongoing business in accordance with its ordinary course of business.  In furtherance of the foregoing, Rose shall not take any of the following actions to the extent that they have an effect on the Mill and its operations or the Transaction: (i) sell, assign, lease or transfer any of its Assets, except in the ordinary course of business; (ii) permit any of its Assets to become subject to any lien, security interest or other encumbrance of any kind or nature; (iii) modify or terminate any material contract, instrument, license or permit relating to its business, customers or creditors, except in the ordinary course of business; or (iv) lend any funds, extend any credit or grant any discounts to any person or entity, except in the ordinary course of business consistent with past practice.

8.     Definitive Purchase Agreement.    The Transaction is subject to the execution of a mutually agreeable, definitive purchase agreement between Rose, VANE and Magellan (the

“Asset Purchase Agreement”), and the execution of such other agreements and instruments as may be deemed necessary or appropriate by the Parties (collectively, the “Asset Purchase Documents”).  The Asset Purchase Documents would contain customary representations, warranties and conditions (which would survive the closing) and indemnification terms consistent with similar transactions.

Magellan would require sale-of-business non-competition (related to the operation of the Mill) and non-solicitation agreements from Rose.  Such agreements would be set forth in the Asset Purchase Agreement, last for five years and contain standard and customary terms and conditions.

9.

Conditions Precedent.   The consummation of the Asset Purchase Agreement is conditioned upon the following:

a.

A favorable review by each Party's counsel of the corporate status of the other Party and the other Party's good and marketable title to their property.  Rose shall provide to Magellan, Judgment and Tax Lien Search Reports which shall in all respects be acceptable to Magellan and its legal counsel.

b.

Each Party, its investment bankers, counsel and auditors shall have completed a satisfactory due diligence of the other Party;

c.

The Transaction shall have received the approval of the respective Boards of Directors and, if required by law or applicable regulation, shareholders of each Party;

d.

Magellan shall have filed and otherwise complied with all reporting requirements imposed by or on account of any federal or state securities laws or regulations thereunder including, without limitation, all reporting requirements of Section 15(d) of the Securities Exchange Act of 1934, as amended.

e.

Magellan shall obtain prior to closing, at its cost, audited financial statements accompanied by a report of its independent certified public accountants containing audited balance sheets of VANE for a minimum of two (2) fiscal years, or since inception, whichever is shorter, and together with statements of operations for VANE for a minimum of two (2) fiscal years, or from the date of inception, whichever is shorter, which financial statements and the report of auditor shall in all material respects comply with the requirements of Regulation S-X and other applicable securities laws and regulations, and which shall be satisfactory with Magellan.

f.

There shall be no material adverse change in the business, affairs or prospects of  the Mill; and

g.

To the extent required by law, the Asset Purchase Agreement shall have received the approval of all required regulatory authorities.

h.

Magellan shall have completed its private offering of US$1.0 million.

i.

To the extent Magellan elects to extend the Option Period pursuant to paragraph 5, above, Magellan having made the Option Extension Payment.

10.

Milling Right.

  Conditional on the consummation of the Asset Purchase Agreement, and executable by separate milling agreement (“Milling Agreement”) at the appropriate time, Magellan agrees to make available to VANE and its joint venture partner, Minera Camargo S.A. de CV (“MC”) any excess milling capacity at the SDA Mill for the purpose of processing ore extracted from the Tango Copper-Molybdenum-Precious Metals Exploration Project (“Tango”) located in Southern Sinaloa State, Mexico.  In the event VANE elects to proceed with milling of Tango ore, the Milling Agreement shall include the following basic terms: VANE will be responsible for mining and transporting the ore to the Mill.  Revenues derived from milling the Tango ore will be applied: (i) first, to Magellan to recover all milling costs, (“Magellan Milling Costs”) (ii) second, to VANE an amount to reimburse VANE for its costs to mine and transport the ore, (“VANE Mining Costs”) and (iii) the balance will be divided 10% to Magellan, 40% to VANE and 50% to MC.  VANE and Magellan will enter into a separate Milling Agreement on terms acceptable to both Parties. The Milling Agreement shall provide, inter alia, that VANE Mining Costs will be defined to include drilling, development, mining, maintenance, transportation, administrative, smelter, regulatory, taxes and any other costs directly attributable to the mining, processing and marketing of product. VANE Mining Costs shall only include costs related to the prospect or mine producing the ore and incurred on or after March 1, 2017.  Magellan Milling Costs shall be defined as all direct and indirect costs related to the processing of the Tango ore, including all labor, materials, overhead and administrative expenses. Magellan Milling Costs and VANE Mining Costs shall be subject to audit and approval by the other Party.

11.

Exclusivity.  Rose acknowledges that Magellan will devote substantial time and incur out-of-pocket expenses in connection with conducting due diligence and pursuing the Transaction.  To induce Magellan to devote such time and incur such expenses, until the earlier to occur of (a) the date 90 days after the date of this MOU unless extended for an additional 60 days pursuant to Paragraph 5; (b) the date on which the Asset Purchase Documents have been executed; and (c) the date on which Magellan has notified Rose in writing that it is no longer pursuing the Transaction (collectively, the “Exclusivity Period”), Rose will use their reasonable endeavors to procure that their respective officers, directors, employees, partners, managers, members, stockholders (to the extent under their control), attorneys, investment bankers, co-investors, lenders, affiliates, agents, advisors and representatives will not: (i) enter into any written or oral agreement or understanding with any person or entity (other than Magellan) regarding Another Transaction (as defined below); (ii) enter into or continue any negotiations or discussions with any person or entity (other than Magellan) regarding Another Transaction; or (iii) solicit proposals with respect to Another Transaction.  As used herein, the term “Another Transaction” means the sale (directly or indirectly and whether by sale of assets, stock, equity securities, merger, consolidation or other disposition) of all or any material part of any of VANE or the Assets (other than the sale of inventory to customers in the ordinary course of business).  In the event of litigation relating to this Paragraph 11, if a court of competent jurisdiction finally determines after exhausting all available appeal process that Rose or any of their respective officers, directors, employees, partners, managers, members, stockholders (to the extent under their control), attorneys, investment bankers, co-investors, lenders, affiliates, agents, advisors or representatives have breached this Paragraph 11, and as a proximate result of such breach Rose terminated this MOU, the Company shall (in addition to any other damages available at law or in equity) be liable for and shall pay to Magellan the reasonable direct fees, costs, expenses and disbursements incurred by them (including fees and expenses for any brokers, agents, investment bankers, attorneys, accountants or finders as may be retained or employed by them) in connection with this MOU or the pursuit or consummation of the Transaction (“Transaction Expenses”) and such legal proceedings, including any appeal therefrom.  In the event that Magellan proposes or makes any material change to the consideration, structure and/or other key term(s) of this MOU, this Exclusivity provision will become null and void.

12.

Confidentiality/Public Announcements.

(a)

It is understood that both Magellan and Rose are public companies, and, therefore, may be required under applicable law or regulation to make appropriate public announcements of the Transaction, and the form and substance of any such announcement shall, before dissemination and, to the extent practicable, be subject to the reasonable approval of each Party.  No other announcements except as may be required in the opinion of legal counsel to comply with applicable disclosure laws shall be made of the Transaction by any Party without the express written approval of the other Party.  Magellan and Rose acknowledge that they may obtain non-public information concerning each other.  Each agrees that save as required by applicable law or regulation not to discuss the subject or terms of this MOU or the proposed Transaction with, or provide any financial or other confidential information to, any person or entity (other than pursuant to the terms of this MOU and strictly for the purposes of the proposed Transaction, having procured that the recipient of such disclosure undertakes to treat the same as confidential as if they were a party to this MOU) or otherwise act upon same in violation of the applicable securities laws.

(b)

Magellan and Rose each acknowledges that it, together with its directors, officers, employees and representatives who are apprised of this matter have been advised that the United States and United Kingdom securities laws prohibit any person who possesses or is in privy with a person who possesses material non-public information about a company from purchasing or selling securities of such company.  Magellan and Rose, for itself, its directors, officers, employees and representatives who are apprised of this matter, agrees that it will not directly or indirectly, in any manner, acquire or attempt to acquire, for a period of 120 days from (i) the date of this MOU, (ii) the termination of this MOU, or (iii) subject to the execution of a definitive agreement (and otherwise in accordance with the same), the consummation of a transaction between the Parties, whichever occurs later, any securities of the other Party except pursuant to a transaction approved by the Board of Directors of such Party and its legal counsel.

(c)

Neither party shall unilaterally contact the customers, creditors or shareholders of the other party without the prior consent of the other party.

            (d)

It is understood that all access, investigation and contacts shall be conducted by the other party and its representatives in such manner as not to interfere unduly with the normal  conduct of the disclosing Party's business and, further, that if the Asset Purchase Agreement shall not be consummated (for any reason whatsoever), the other Party shall keep confidential and shall not use any information (unless the Party having received the information can conclusively establish that the identical information was available from public or published information or trade sources, or previously within the other Party's knowledge) obtained from the disclosing Party concerning the disclosing Party's operations and business and will return all such information, together with all notations and other documents and materials prepared using such information, to the disclosing Party on request.

13.     Fees and Expenses.    Magellan and Rose shall each pay their own respective costs incurred in proceeding with the Transaction (“Transaction Expenses”) as may be incurred by them, directly or indirectly, in connection with the Transaction; provided that the foregoing shall not limit Magellan’s rights pursuant to Paragraph 11 or any Party’s right to include Transaction Expenses in any claim for damages against any other party who breaches any legally binding provision of this MOU.  .

14.

Governing Law/Construction.    This Agreement, and the rights and obligations of the respective Parties, shall be governed by and construed in accordance with the laws of the State of Colorado, excluding conflict of law provisions which would act to apply the laws of another state.  Notwithstanding the preceding sentence, it is acknowledged that each Party hereto is being represented by, or has waived the right to be represented by, independent counsel.  Accordingly, the Parties expressly agree that no provision of this Agreement shall be construed against any Party on the ground that the Party or its counsel drafted the provision.  Nor may any provision of this Agreement be construed against any Party on the grounds that Party caused the provision to be present.

15.

Jurisdiction and Venue.   Jurisdiction over any action, proceeding or arbitration shall be proper only if filed and maintained in Colorado, and the venue shall be proper therefore only in the County of Boulder as to state court proceedings or the District Court for the District of Colorado as to federal court proceedings.

16.     Termination.     Binding and Non-Binding Provisions.  Unless extended by the mutual written agreement of Magellan and Rose, this MOU will terminate if the Asset Purchase Agreement is not executed on or before the end of the Option Period or Extended Option Period. Notwithstanding, if at the end of the Extended Option Period the Closing Escrow is fully funded, but the Parties are unable to close the Asset Purchase Agreement due to one or more unfulfilled conditions to closing without either Party being in breach, this MOU shall continue in full force and effect for up to an additional 60 days.  Except for Paragraphs 5, 6, 7, 8, 11, 12, 13, 14, 15,  and this Paragraph 16, which the Parties hereto agree shall be valid and legally binding, this MOU is intended to be a non-binding expression of mutual interest among the Parties hereto.  Notwithstanding any negotiations or written or oral statements made in this MOU or made in other written or oral communications before or after the execution of this MOU, no Party shall be deemed to be legally obligated to proceed with the Transaction until the Asset Purchase Agreement is executed and delivered and the other conditions set forth in this MOU and the Asset Purchase Agreement are satisfied.

MAGELLAN GOLD CORPORATION

March 3, 2017

By:  /s/ W. Pierce Carson

Date

      W. Pierce Carson, President

ROSE PETROLEUM, plc

March 3, 2017

By:

/s/ Kris Hefton

Date

     Kris Hefton, Chief Operating Officer

MINERALES VANE S.A. de C.V.

March 3, 2017

By:

/s/ Kris Hefton

Date